Addendum to Contract

LAER BOWEN

Addendum No. 1 to the Contract with the Effective Date of 9/28/22 between [redacted] (Seller)

and [redacted] (Buyer)

concerning the property described as: **2299 KENTUCKY STREET, WEST PALM BEACH, FL 33406**

(the "Contract"). Seller and Buyer make the following terms and conditions part of the Contract:

(the "Contract") Seller and Buyer make the following terms and conditions part of the Contract:

The sale price is $625,000.00 not contingent to appraisal. Seller agrees to credit the Buyer $7,000.00 for inspections repairs at closing.

Due to the hurricane you can due a walk thru to inspect for any damages.

If Addendum is NOT signed by Midnight on September 30, 2022 contract will be null and void. Making this an official notice of our Release and Cancellation of contract for 2299 Kentucky Street. Making the good faith Escrow deposit fully refundable to the Buyer in the full Escrow amount of $12,000 deposited to [redacted]

All other terms and conditions remain the same.

Buyer: [redacted] Date: 9/29/2022

Buyer: ______________________ Date: ______________

Seller: ______________________ Date: ______________

Seller: ______________________ Date: ______________